SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM N-17F-2

              Certificate of Accounting of Securities and Similar
                         Investments in the Custody of
                        Management Investment Companies

                   Pursuant to Rule 17f-2 (17 CFR 270.17f-2)

------------------------------------------------------------------------------------------------------------------------------------
1. Investment  Company Act File Number:                                 Date examination completed:
811-7310                                                                MARCH 7, 2003
------------------------------------------------------------------------------------------------------------------------------------
2. State identification Number:
------------------------------------------------------------------------------------------------------------------------------------
ARK FUNDS
------------------------------------------------------------------------------------------------------------------------------------
AL                    AK                    AZ                    AR                    CA       5056989      CO   IC96-10-802
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT                    DE                    DC                    FL                    GA       SC-19946     HI
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID                    IL       0250602      IN       96-0130IC    IA                    KS                    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME                    MD                    MA                    MI                    MN       R-38601.1
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS                    MO                    MT                    NE                    NV                    NH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM                    NY                    NC       3171         ND                    OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK                    OR                    PA       93-06-008MF  RI                    SC                    SD
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN                    TX                    UT                    VT                    VA       116964       WA
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV                    WI                    WY       19021        Puerto Rico
--------------------- --------------------- --------------------- ------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
BALANCED PORTFOLIO
------------------------------------------------------------------------------------------------------------------------------------
AL       28007        AK       60031967     AZ                    AR     96-M0219-15    CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT       200983       DE       910          DC                    FL                    GA                    HI       N/A
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID       52605        IL                    IN                    IA                    KS     2000S0001664   KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME                    MD                    MA                    MI                    MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS                    MO       1996-00065   MT     39976          NE                    NV     N/A            NH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM                    NY     S-26-37-96     NC                    ND                    OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK                    OR                    PA                    RI     N/A            SC     MF7826         SD
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN                    TX                    UT                    VT                    VA                    WA
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV                    WI                    WY                    Puerto Rico
--------------------- --------------------- --------------------- ------------------------------------------------------------------

1


                       SECURITIES AND EXCHANGE COMMISSION

                                  FORM N-17F-2

              Certificate of Accounting of Securities and Similar
                         Investments in the Custody of
                        Management Investment Companies

                   Pursuant to Rule 17f-2 (17 CFR 270.17f-2)

------------------------------------------------------------------------------------------------------------------------------------
BALANCED PORTFOLIO-CLASS A
------------------------------------------------------------------------------------------------------------------------------------
AL                    AK                    AZ       27436        AR                    CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT                    DE                    DC       60009919     FL                    GA                    HI
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID                    IL                    IN                    IA       I-47771      KS                    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME       1-16361      MD       SM19940112   MA       02026046     MI       926573       MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS     MF-00-06-218   MO                    MT                    NE       40,935       NV                    NH       N/A
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM       348563       NY                    NC                    ND       AB795        OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK     SE-2056647     OR                    PA                    RI                    SC                    SD       22163
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN     RM02-1600      TX       C-53094      UT                    VT       6/23/00-13   VA                    WA       60018242
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV     C-28298        WI       390-718-03   WY                    Puerto Rico         S-23372
--------------------- --------------------- --------------------- ------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
BALANCED PORTFOLIO-CLASS B
------------------------------------------------------------------------------------------------------------------------------------
AL                    AK                    AZ       27437        AR                    CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT                    DE                    DC       60009930     FL                    GA                    HI
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID                    IL                    IN                    IA       I-47772      KS                    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME       1-16362      MD       SM19982218   MA       02026047     MI       926574       MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS       MF-00-06-217 MO                    MT                    NE       40,936       NV                    NH       N/A
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM       348566       NY                    NC                    ND       AB796        OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK       SE-2056650   OR                    PA                    RI                    SC                    SD       22164
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN       RM02-1600    TX       C-57315      UT                    VT       6/23/00-14   VA                    WA       60021858
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV       MF-33263     WI       390-719-03   WY                    Puerto Rico         S-23372-1
--------------------- --------------------- --------------------- ------------------------------------------------------------------


2


                       SECURITIES AND EXCHANGE COMMISSION

                                  FORM N-17F-2

              Certificate of Accounting of Securities and Similar
                         Investments in the Custody of
                        Management Investment Companies

                   Pursuant to Rule 17f-2 (17 CFR 270.17f-2)

------------------------------------------------------------------------------------------------------------------------------------
BALANCED PORTFOLIO-INST.
------------------------------------------------------------------------------------------------------------------------------------
AL                    AK                    AZ                    AR                    CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT                    DE                    DC                    FL                    GA                    HI
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID                    IL                    IN                    IA                    KS                    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME                    MD       SM19930629   MA                    MI                    MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS                    MO                    MT                    NE                    NV                    NH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM                    NY                    NC                    ND                    OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK                    OR                    PA                    RI                    SC                    SD
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN                    TX                    UT                    VT                    VA                    WA
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV                    WI                    WY                    Puerto Rico
--------------------- --------------------- --------------------- ------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
BLUE CHIP EQUITY PORTFOLIO
------------------------------------------------------------------------------------------------------------------------------------
AL       28004        AK       60031964     AZ                    AR      96-M0219-17   CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT       200992       DE       4017         DC                    FL                    GA                    HI       N/A
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID       52606        IL                    IN                    IA                    KS     2000S0001665   KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME                    MD                    MA                    MI                    MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS                    MO       1996-00065   MT       39787        NE                    NV       N/A          NH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM                    NY       S-27-43-23   NC                    ND                    OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK                    OR                    PA                    RI       N/A          SC       MF9685       SD
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN                    TX                    UT                    VT                    VA                    WA
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV                    WI                    WY                    Puerto Rico
--------------------- --------------------- --------------------- ------------------------------------------------------------------


3


                       SECURITIES AND EXCHANGE COMMISSION

                                  FORM N-17F-2

              Certificate of Accounting of Securities and Similar
                         Investments in the Custody of
                        Management Investment Companies

                   Pursuant to Rule 17f-2 (17 CFR 270.17f-2)

------------------------------------------------------------------------------------------------------------------------------------
BLUE CHIP EQUITY PORTFOLIO-CLASS A
------------------------------------------------------------------------------------------------------------------------------------
AL                    AK                    AZ       14807        AR                    CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT                    DE                    DC       60009963     FL                    GA                    HI
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID                    IL                    IN                    IA       I-47767      KS                    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME     I-16306        MD       SM19960675   MA       02026051     MI       926575       MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS     MF-00-06-238   MO                    MT                    NE       40,937       NV                    NH       N/A
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM     348567         NY                    NC                    ND       AB797        OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK     SE-2056634     OR                    PA                    RI                    SC                    SD       22159
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN     RM02-1600      TX     C-50190        UT                    VT       6/23/00-10   VA                    WA       60018245
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV     BC-28300       WI     390-722-03     WY                    Puerto Rico         S 23370
--------------------- --------------------- --------------------- ------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
BLUE CHIP EQUITY PORTFOLIO- CLASS B
------------------------------------------------------------------------------------------------------------------------------------
AL                    AK                    AZ       27438        AR                    CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT                    DE                    DC       60009964     FL                    GA                    HI
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID                    IL                    IN                    IA       I-47768      KS                    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME       1-16307      MD       SM19982030   MA       02026050     MI       926576       MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS       MF-00-06-239 MO                    MT                    NE       40,938       NV                    NH       N/A
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM       348553       NY                    NC                    ND       AB798        OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK       SE-2056633   OR                    PA                    RI                    SC                    SD       22158
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN       RM02-1600    TX       C-57102      UT                    VT       6/23/00-09   VA                    WA       60021686
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV       MF-33059     WI       390-723-03   WY                    Puerto Rico         S-23370-1
--------------------- --------------------- --------------------- ------------------------------------------------------------------


4


                       SECURITIES AND EXCHANGE COMMISSION

                                  FORM N-17F-2

              Certificate of Accounting of Securities and Similar
                         Investments in the Custody of
                        Management Investment Companies

                   Pursuant to Rule 17f-2 (17 CFR 270.17f-2)

------------------------------------------------------------------------------------------------------------------------------------
BLUE CHIP EQUITY PORTFOLIO- INST
------------------------------------------------------------------------------------------------------------------------------------
AL                    AK                    AZ                    AR                    CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT                    DE                    DC                    FL                    GA                    HI
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID                    IL                    IN                    IA                    KS                    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME                    MD       SM19960177   MA                    MI                    MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS                    MO                    MT                    NE                    NV                    NH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM                    NY                    NC                    ND                    OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK                    OR                    PA                    RI                    SC                    SD
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN                    TX                    UT                    VT                    VA                    WA
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV                    WI                    WY                    Puerto Rico
--------------------- --------------------- --------------------- ------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
CAPITAL GROWTH PORTFOLIO
------------------------------------------------------------------------------------------------------------------------------------
AL       28006        AK       60031968     AZ                    AR     96-M0219-14    CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT       200982       DE       911          DC                    FL                    GA                    HI       N/A
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID       52607        IL                    IN                    IA                    KS    2000S0001666    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME                    MD                    MA                    MI                    MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS                    MO       1996-00065   MT       39977        NE                    NV    N/A             NH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM                    NY       S-26-38-00   NC                    ND                    OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK                    OR                    PA                    RI     N/A            SC    MF7822          SD
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN                    TX                    UT                    VT                    VA                    WA
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV                    WI                    WY                    Puerto Rico
--------------------- --------------------- --------------------- ------------------------------------------------------------------


5


                       SECURITIES AND EXCHANGE COMMISSION

                                  FORM N-17F-2

              Certificate of Accounting of Securities and Similar
                         Investments in the Custody of
                        Management Investment Companies

                   Pursuant to Rule 17f-2 (17 CFR 270.17f-2)

------------------------------------------------------------------------------------------------------------------------------------
CAPITAL GROWTH PORTFOLIO-CLASS A
------------------------------------------------------------------------------------------------------------------------------------
AL                    AK                    AZ       27439        AR                    CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT                    DE                    DC       60009917     FL                    GA                    HI
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID                    IL                    IN                    IA       I-47774      KS                    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME       1-16359      MD       SM19940109   MA       02026039     MI       926577       MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS    MF-00-06-220    MO                    MT                    NE       40,939       NV                    NH       N/A
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM       348546       NY                    NC                    ND       AB799        OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK    SE-2056649      OR                    PA                    RI                    SC                    SD       22161
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN    RM02-1600       TX       C-53095      UT                    VT       6/23/00-16   VA                    WA       60018241
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV    BC-28301        WI       390-717-03   WY                    Puerto Rico         S-23373
--------------------- --------------------- --------------------- ------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
CAPITAL GROWTH PORTFOLIO-CLASS B
------------------------------------------------------------------------------------------------------------------------------------
AL                    AK                    AZ       27440        AR                    CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT                    DE                    DC       60009918     FL                    GA                    HI
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID                    IL                    IN                    IA       I-47773      KS                    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME       1-16360      MD       SM19982219   MA       02026038     MI       926578       MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS    MF-00-06-219    MO                    MT                    NE       40,940       NV                    NH       N/A
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM       348562       NY                    NC                    ND       AB800        OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK    SE-2056648      OR                    PA                    RI                    SC                    SD       22162
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN    RM02-1600       TX       C-57316      UT                    VT       6/23/00-15   VA                    WA       60021862
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV    MF-33264        WI       390-716-03   WY                    Puerto Rico         S-23373-1
--------------------- --------------------- --------------------- ------------------------------------------------------------------


6


                       SECURITIES AND EXCHANGE COMMISSION

                                  FORM N-17F-2

              Certificate of Accounting of Securities and Similar
                         Investments in the Custody of
                        Management Investment Companies

                   Pursuant to Rule 17f-2 (17 CFR 270.17f-2)

------------------------------------------------------------------------------------------------------------------------------------
CAPITAL GROWTH PORTFOLIO-INST
------------------------------------------------------------------------------------------------------------------------------------
AL                    AK                    AZ                    AR                    CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT                    DE                    DC                    FL                    GA                    HI
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID                    IL                    IN                    IA                    KS                    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME                    MD       SM19930631   MA                    MI                    MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS                    MO                    MT                    NE                    NV                    NH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM                    NY                    NC                    ND                    OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK                    OR                    PA                    RI                    SC                    SD
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN                    TX                    UT                    VT                    VA                    WA
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV                    WI                    WY                    Puerto Rico
--------------------- --------------------- --------------------- ------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
EMERGING MARKETS EQUITY PORTFOLIO
------------------------------------------------------------------------------------------------------------------------------------
AL       28259        AK       60032494     AZ                    AR     96-M0219-19    CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT       1009706      DE       30688        DC                    FL                    GA                    HI       N/A
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID       52885        IL                    IN                    IA                    KS     2001S0000214   KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME                    MD                    MA                    MI                    MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS                    MO       1996-00065   MT                    NE                    NV     N/A            NH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM                    NY       N/A          NC                    ND                    OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK                    OR                    PA                    RI     N/A            SC     MF13298        SD
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN                    TX                    UT                    VT                    VA                    WA
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV                    WI                    WY                    Puerto Rico
--------------------- --------------------- --------------------- ------------------------------------------------------------------


7


                       SECURITIES AND EXCHANGE COMMISSION

                                  FORM N-17F-2

              Certificate of Accounting of Securities and Similar
                         Investments in the Custody of
                        Management Investment Companies

                   Pursuant to Rule 17f-2 (17 CFR 270.17f-2)

------------------------------------------------------------------------------------------------------------------------------------
EMERGING MARKETS EQUITY PORTFOLIO-CLASS A
------------------------------------------------------------------------------------------------------------------------------------
AL                    AK                    AZ       28048        AR                    CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT                    DE                    DC       60010006     FL                    GA                    HI
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID                    IL                    IN                    IA       I-48381      KS                    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME       200725       MD       SM20002263   MA       02026062     MI       928637       MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS       MF-00-08-075 MO                    MT       44419        NE       40,941       NV                    NH       N/A
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM       350159       NY                    NC                    ND       AC253        OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK       SE-2052893   OR                    PA                    RI                    SC                    SD       22758
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN       RM02-1600    TX       C-63740      UT                    VT       8/22/00-07   VA                    WA       60027606
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV       MF39461      WI       393-376-03   WY                    Puerto Rico         S-23679
--------------------- --------------------- --------------------- ------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
EMERGING MARKETS EQUITY PORTFOLIO-INST
------------------------------------------------------------------------------------------------------------------------------------
AL                    AK                    AZ                    AR                    CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT                    DE                    DC                    FL                    GA                    HI
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID                    IL                    IN                    IA                    KS                    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME                    MD       SM20002262   MA                    MI                    MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS                    MO                    MT                    NE                    NV                    NH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM                    NY                    NC                    ND                    OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK                    OR                    PA                    RI                    SC                    SD
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN                    TX                    UT                    VT                    VA                    WA
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV                    WI                    WY                    Puerto Rico
--------------------- --------------------- --------------------- ------------------------------------------------------------------


8


                       SECURITIES AND EXCHANGE COMMISSION

                                  FORM N-17F-2

              Certificate of Accounting of Securities and Similar
                         Investments in the Custody of
                        Management Investment Companies

                   Pursuant to Rule 17f-2 (17 CFR 270.17f-2)

------------------------------------------------------------------------------------------------------------------------------------
EQUITY INCOME PORTFOLIO
------------------------------------------------------------------------------------------------------------------------------------
AL       28000        AK       60031969     AZ                    AR       96-M0219-10  CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT       200997       DE       4433         DC                    FL                    GA                    HI       N/A
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID       52608        IL                    IN                    IA                    KS       2000S0001667 KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME                    MD                    MA                    MI                    MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS                    MO       1996-00065   MT                    NE                    NV       N/A          NH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM                    NY       S-27-57-66   NC                    ND                    OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK                    OR                    PA                    RI       N/A          SC       MF10113      SD
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN                    TX                    UT                    VT                    VA                    WA
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV                    WI                    WY                    Puerto Rico
--------------------- --------------------- --------------------- ------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
EQUITY INCOME PORTFOLIO-CLASS A
------------------------------------------------------------------------------------------------------------------------------------
AL                    AK                    AZ       15408        AR                    CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT                    DE                    DC       60009977     FL                    GA                    HI
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID                    IL                    IN                    IA       I-47759      KS                    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME       1-16309      MD       SM19961191   MA       02026059     MI       926579       MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS    MF-00-06-221    MO                    MT       44044        NE       40,942       NV                    NH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM       348555       NY                    NC                    ND       AB801        OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK    SE-2056630      OR                    PA                    RI                    SC                    SD       22149
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN    RM02-1600       TX       C-50907      UT                    VT       6/23/00-19   VA                    WA       60027066
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV    BC-28302        WI       390-733-03   WY                    Puerto Rico         S-17216-2
--------------------- --------------------- --------------------- ------------------------------------------------------------------


9


                       SECURITIES AND EXCHANGE COMMISSION

                                  FORM N-17F-2

              Certificate of Accounting of Securities and Similar
                         Investments in the Custody of
                        Management Investment Companies

                   Pursuant to Rule 17f-2 (17 CFR 270.17f-2)

------------------------------------------------------------------------------------------------------------------------------------
EQUITY INCOME PORTFOLIO-INST
------------------------------------------------------------------------------------------------------------------------------------
AL                    AK                    AZ                    AR                    CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT                    DE                    DC                    FL                    GA                    HI
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID                    IL                    IN                    IA                    KS                    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME                    MD       SM19961198   MA                    MI                    MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS                    MO                    MT                    NE                    NV                    NH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM                    NY                    NC                    ND                    OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK                    OR                    PA                    RI                    SC                    SD
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN                    TX                    UT                    VT                    VA                    WA
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV                    WI                    WY                    Puerto Rico
--------------------- --------------------- --------------------- ------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
EQUITY INDEX PORTFOLIO
------------------------------------------------------------------------------------------------------------------------------------
AL       28010        AK       60031973     AZ                    AR    96-M0219-12     CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT       200998       DE       5205         DC                    FL                    GA                    HI       N/A
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID       52609        IL                    IN                    IA                    KS    2000S0001668    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME                    MD                    MA                    MI                    MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS                    MO       1996-00065   MT                    NE                    NV    N/A             NH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM                    NY       S-27-98-23   NC                    ND                    OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK                    OR                    PA                    RI    N/A             SC    MF10796         SD
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN                    TX                    UT                    VT                    VA                    WA
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV                    WI                    WY                    Puerto Rico
--------------------- --------------------- --------------------- ------------------------------------------------------------------


10


                       SECURITIES AND EXCHANGE COMMISSION

                                  FORM N-17F-2

              Certificate of Accounting of Securities and Similar
                         Investments in the Custody of
                        Management Investment Companies

                   Pursuant to Rule 17f-2 (17 CFR 270.17f-2)

------------------------------------------------------------------------------------------------------------------------------------
EQUITY INDEX PORTFOLIO-CLASS A
------------------------------------------------------------------------------------------------------------------------------------
AL                    AK                    AZ       17564        AR                    CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT                    DE                    DC       60009990     FL                    GA                    HI
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID                    IL                    IN                    IA       I-47760      KS                    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME       1-16311      MD       SM19970960   MA       02026060     MI       926580       MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS       MF-00-06-222 MO                    MT       44045        NE       40,943       NV                    NH       N/A
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM       348558       NY                    NC                    ND       AB802        OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK       SE-2056628   OR                    PA                    RI                    SC                    SD       22154
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN       RM02-1600    TX       C-53202      UT                    VT       6/23/00-22   VA                    WA       60027062
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV       MF-22445     WI       39-732-03    WY                    Puerto Rico         S-18227
--------------------- --------------------- --------------------- ------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
EQUITY INDEX PORTFOLIO-INST
------------------------------------------------------------------------------------------------------------------------------------
AL                    AK                    AZ                    AR                    CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT                    DE                    DC                    FL                    GA                    HI
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID                    IL                    IN                    IA                    KS                    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME                    MD       SM19970959   MA                    MI                    MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS                    MO                    MT                    NE                    NV                    NH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM                    NY                    NC                    ND                    OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK                    OR                    PA                    RI                    SC                    SD
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN                    TX                    UT                    VT                    VA                    WA
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV                    WI                    WY                    Puerto Rico
--------------------- --------------------- --------------------- ------------------------------------------------------------------


11


                       SECURITIES AND EXCHANGE COMMISSION

                                  FORM N-17F-2

              Certificate of Accounting of Securities and Similar
                         Investments in the Custody of
                        Management Investment Companies

                   Pursuant to Rule 17f-2 (17 CFR 270.17f-2)

------------------------------------------------------------------------------------------------------------------------------------
INCOME PORTFOLIO
------------------------------------------------------------------------------------------------------------------------------------
AL       28003        AK       60031966     AZ                    AR     96-M0219-16    CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT       200984       DE       912          DC                    FL                    GA                    HI       N/A
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID       52610        IL                    IN                    IA                    KS    2000S0001669    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME                    MD                    MA                    MI                    MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS                    MO       1996-00065   MT       39978        NE                    NV    N/A             NH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM                    NY       S-26-37-98   NC                    ND                    OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK                    OR                    PA                    RI     N/A            SC    MF7825          SD
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN                    TX                    UT                    VT                    VA                    WA
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV                    WI                    WY                    Puerto Rico
--------------------- --------------------- --------------------- ------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
INCOME PORTFOLIO-CLASS A
------------------------------------------------------------------------------------------------------------------------------------
AL                    AK                    AZ       27441        AR                    CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT                    DE                    DC       60009931     FL                    GA                    HI
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID                    IL                    IN                    IA       I-47770      KS                    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME       1-16299      MD       SM19940113   MA       02026044     MI       926581       MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS  MF-00-06-235      MO                    MT                    NE       40,944       NV                    NH       N/A
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM       348564       NY                    NC                    ND       AB803        OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK  SE-2056641        OR                    PA                    RI                    SC                    SD       22165
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN  RM02-1600         TX       C-53096      UT                    VT       6/23/00-12   VA                    WA       60018243
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV  BC-28303          WI       390-721-03   WY                    Puerto Rico         S-23374
--------------------- --------------------- --------------------- ------------------------------------------------------------------


12


                       SECURITIES AND EXCHANGE COMMISSION

                                  FORM N-17F-2

              Certificate of Accounting of Securities and Similar
                         Investments in the Custody of
                        Management Investment Companies

                   Pursuant to Rule 17f-2 (17 CFR 270.17f-2)

------------------------------------------------------------------------------------------------------------------------------------
INCOME PORTFOLIO-CLASS B
------------------------------------------------------------------------------------------------------------------------------------
AL                    AK                    AZ       27442        AR                    CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT                    DE                    DC       60009932     FL                    GA                    HI
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID                    IL                    IN                    IA       I-47769      KS                    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME       1-16300      MD       SM19982216   MA       02026045     MI       926582       MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS    MF-00-06-234    MO                    MT                    NE       40,945       NV                    NH       N/A
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM       348565       NY                    NC                    ND       AB804        OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK    SE-2056640      OR                    PA                    RI                    SC                    SD       22166
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN    RM02-1600       TX       C-57317      UT                    VT       6/23/00-07   VA                    WA       60021859
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV    MF-33262        WI       390-720-03   WY                    Puerto Rico         S-23374-1
--------------------- --------------------- --------------------- ------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
INCOME PORTFOLIO-INST
------------------------------------------------------------------------------------------------------------------------------------
AL                    AK                    AZ                    AR                    CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT                    DE                    DC                    FL                    GA                    HI
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID                    IL                    IN                    IA                    KS                    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME                    MD       SM19930625   MA                    MI                    MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS                    MO                    MT                    NE                    NV                    NH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM                    NY                    NC                    ND                    OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK                    OR                    PA                    RI                    SC                    SD
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN                    TX                    UT                    VT                    VA                    WA
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV                    WI                    WY                    Puerto Rico
--------------------- --------------------- --------------------- ------------------------------------------------------------------


13


                       SECURITIES AND EXCHANGE COMMISSION

                                  FORM N-17F-2

              Certificate of Accounting of Securities and Similar
                         Investments in the Custody of
                        Management Investment Companies

                   Pursuant to Rule 17f-2 (17 CFR 270.17f-2)

------------------------------------------------------------------------------------------------------------------------------------
INTERMEDIATE FIXED INCOME PORTFOLIO
------------------------------------------------------------------------------------------------------------------------------------
AL                    AK                    AZ                    AR                    CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT       200996       DE       4432         DC                    FL                    GA                    HI       N/A
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID                    IL                    IN                    IA                    KS                    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME                    MD                    MA                    MI                    MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS                    MO       1996-00065   MT                    NE                    NV                    NH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM                    NY       S-27-57-68   NC                    ND                    OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK                    OR                    PA                    RI       N/A          SC       MF10112      SD
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN                    TX                    UT                    VT                    VA                    WA
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV                    WI                    WY                    Puerto Rico
--------------------- --------------------- --------------------- ------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
INTERMEDIATE FIXED INCOME PORTFOLIO-CLASS A
------------------------------------------------------------------------------------------------------------------------------------
AL                    AK                    AZ       15410        AR                    CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT                    DE                    DC       60009976     FL                    GA                    HI
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID                    IL                    IN                    IA                    KS                    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME                    MD       SM19961194   MA       02026057     MI                    MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS                    MO                    MT                    NE       40,946       NV                    NH       N/A
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM                    NY                    NC                    ND                    OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK       SE-2056631   OR                    PA                    RI                    SC                    SD
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN       RM02-1600    TX       C-50909      UT                    VT                    VA                    WA       60018248
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV       BC-28304     WI                    WY                    Puerto Rico         S-17220
--------------------- --------------------- --------------------- ------------------------------------------------------------------


14


                       SECURITIES AND EXCHANGE COMMISSION

                                  FORM N-17F-2

              Certificate of Accounting of Securities and Similar
                         Investments in the Custody of
                        Management Investment Companies

                   Pursuant to Rule 17f-2 (17 CFR 270.17f-2)

------------------------------------------------------------------------------------------------------------------------------------
INTERMEDIATE FIXED INCOME-INST
------------------------------------------------------------------------------------------------------------------------------------
AL                    AK                    AZ                    AR                    CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT                    DE                    DC                    FL                    GA                    HI
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID                    IL                    IN                    IA                    KS                    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME                    MD       SM19961197   MA                    MI                    MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS                    MO                    MT                    NE                    NV                    NH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM                    NY                    NC                    ND                    OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK                    OR                    PA                    RI                    SC                    SD
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN                    TX                    UT                    VT                    VA                    WA
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV                    WI                    WY                    Puerto Rico
--------------------- --------------------- --------------------- ------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
INTERNATIONAL EQUITY PORTFOLIO
------------------------------------------------------------------------------------------------------------------------------------
AL       27999        AK       60031972     AZ                    AR     96-M0219-08    CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT       201000       DE       243          DC                    FL                    GA                    HI       N/A
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID       2611         IL                    IN                    IA                    KS    2000S0001670    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME                    MD                    MA                    MI                    MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS                    MO       1996-00065   MT       44046        NE                    NV    N/A             NH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM                    NY       S-28-33-48   NC                    ND                    OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK                    OR                    PA                    RI     N/A            SC    MF11436         SD
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN                    TX                    UT                    VT                    VA                    WA
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV                    WI                    WY                    Puerto Rico
--------------------- --------------------- --------------------- ------------------------------------------------------------------


15


                       SECURITIES AND EXCHANGE COMMISSION

                                  FORM N-17F-2

              Certificate of Accounting of Securities and Similar
                         Investments in the Custody of
                        Management Investment Companies

                   Pursuant to Rule 17f-2 (17 CFR 270.17f-2)

------------------------------------------------------------------------------------------------------------------------------------
INTERNATIONAL EQUITY PORTFOLIO-CLASS A
------------------------------------------------------------------------------------------------------------------------------------
AL                    AK                    AZ       19773        AR                    CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT                    DE                    DC       60009991     FL                    GA                    HI
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID                    IL                    IN                    IA       I-47758      KS                    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME       1-16312      MD       SM19980717   MA       02026058     MI       926583       MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS       F-00-06-230  MO                    MT                    NE       40,947       NV                    NH       N/A
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM       348559       NY                    NC                    ND       AB805        OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK       SE-2050523   OR                    PA                    RI                    SC                    SD       22155
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN       RM02-1600    TX       C-55626      UT                    VT       6/23/00-20   VA                    WA       60027064
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV       F-31557      WI       390-730-03   WY                    Puerto Rico         S-23376
--------------------- --------------------- --------------------- ------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
INTERNATIONAL EQUITY PORTFOLIO-INST
------------------------------------------------------------------------------------------------------------------------------------
AL                    AK                    AZ                    AR                    CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT                    DE                    DC                    FL                    GA                    HI
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID                    IL                    IN                    IA                    KS                    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME                    MD       SM19980716   MA                    MI                    MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS                    MO                    MT                    NE                    NV                    NH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM                    NY                    NC                    ND                    OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK       SE-2052903   OR                    PA                    RI                    SC                    SD
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN                    TX                    UT                    VT                    VA                    WA
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV                    WI                    WY                    Puerto Rico
--------------------- --------------------- --------------------- ------------------------------------------------------------------


16


                       SECURITIES AND EXCHANGE COMMISSION

                                  FORM N-17F-2

              Certificate of Accounting of Securities and Similar
                         Investments in the Custody of
                        Management Investment Companies

                   Pursuant to Rule 17f-2 (17 CFR 270.17f-2)

------------------------------------------------------------------------------------------------------------------------------------
MARYLAND TAX-FREE PORTFOLIO
------------------------------------------------------------------------------------------------------------------------------------
AL       28002        AK       60031963     AZ                    AR       96-M0219-18  CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT       1008862      DE       30411        DC                    FL                    GA                    HI       N/A
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID       52612        IL                    IN                    IA                    KS    2000S0001671    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME                    MD                    MA                    MI                    MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS                    MO       1996-00065   MT     44047          NE                    NV       N/A          NH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM                    NY     S-28-39-37     NC                    ND                    OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK                    OR                    PA                    RI       N/A          SC       MF13140      SD
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN                    TX                    UT                    VT                    VA                    WA
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV                    WI                    WY                    Puerto Rico
--------------------- --------------------- --------------------- ------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
MARYLAND TAX-FREE PORTFOLIO-CLASS A
------------------------------------------------------------------------------------------------------------------------------------
AL                    AK                    AZ       27443        AR                    CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT                    DE                    DC       60009948     FL                    GA                    HI
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID                    IL                    IN                    IA       I-47765      KS                    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME       1-16303      MD       SM19950659   MA       02026049     MI       926588       MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS     MF-00-06-233   MO                    MT                    NE       40,948       NV                    NH       N/A
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM       348550       NY                    NC                    ND       AB806        OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK     SE-2056644     OR                    PA                    RI                    SC                    SD       22169
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN     RM02-1600      TX       C-63122      UT                    VT       6/23/00-04   VA                    WA       60027060
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV     MF38873        WI       390-725-03   WY                    Puerto Rico         S-23369
--------------------- --------------------- --------------------- ------------------------------------------------------------------


17


                       SECURITIES AND EXCHANGE COMMISSION

                                  FORM N-17F-2

              Certificate of Accounting of Securities and Similar
                         Investments in the Custody of
                        Management Investment Companies

                   Pursuant to Rule 17f-2 (17 CFR 270.17f-2)

------------------------------------------------------------------------------------------------------------------------------------
MARYLAND TAX-FREE PORTFOLIO-CLASS B
------------------------------------------------------------------------------------------------------------------------------------
AL                    AK                    AZ       27444        AR                    CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT                    DE                    DC      60009949      FL                    GA                    HI
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID                    IL                    IN                    IA       I-47764      KS                    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME       1-16304      MD       SM19991950   MA       02026048     MI       926584       MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS       MF-00-06-227 MO                    MT                    NE       40,949       NV                    NH       N/A
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM       348551       NY                    NC                    ND       AB807        OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK       SE-2050525   OR                    PA                    RI                    SC                    SD       22170
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN       RM02-1600    TX       C-63123      UT                    VT       6/23/00-08   VA                    WA       60027059
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV       MF38874      WI       390-724-03   WY                    Puerto Rico         S-23369-1
--------------------- --------------------- --------------------- ------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
MARYLAND TAX-FREE PORTFOLIO-INST
------------------------------------------------------------------------------------------------------------------------------------
AL                    AK                    AZ                    AR                    CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT                    DE                    DC                    FL                    GA                    HI
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID                    IL                    IN                    IA                    KS                    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME                    MD       SM19950658   MA                    MI                    MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS                    MO                    MT                    NE                    NV                    NH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM                    NY                    NC                    ND                    OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK                    OR                    PA                    RI                    SC                    SD
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN                    TX                    UT                    VT                    VA                    WA
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV                    WI                    WY                    Puerto Rico
--------------------- --------------------- --------------------- ------------------------------------------------------------------


18


                       SECURITIES AND EXCHANGE COMMISSION

                                  FORM N-17F-2

              Certificate of Accounting of Securities and Similar
                         Investments in the Custody of
                        Management Investment Companies

                   Pursuant to Rule 17f-2 (17 CFR 270.17f-2)

------------------------------------------------------------------------------------------------------------------------------------
MID-CAP EQUITY PORTFOLIO
------------------------------------------------------------------------------------------------------------------------------------
AL       28009        AK       60031974     AZ                    AR    96-M0219-09     CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT       200993       DE       4435         DC                    FL                    GA                    HI       N/A
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID       52613        IL                    IN                    IA                    KS    2000S0001672    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME                    MD                    MA                    MI                    MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS                    MO       1996-00065   MT                    NE                    NV    N/A             NH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM                    NY       S-27-57-69   NC                    ND                    OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK                    OR                    PA                    RI    N/A             SC    MF10116         SD
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN                    TX                    UT                    VT                    VA                    WA
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV                    WI                    WY                    Puerto Rico
--------------------- --------------------- --------------------- ------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
MID-CAP EQUITY PORTFOLIO-CLASS A
------------------------------------------------------------------------------------------------------------------------------------
AL                    AK                    AZ       15412        AR                    CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT                    DE                    DC       60009975     FL                    GA                    HI
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID                    IL                    IN                    IA       I-47757      KS                    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME       1-16308      MD       SM19961195   MA       02026061     MI       926585       MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS    MF-00-06-226    MO                    MT       44048        NE       40,950       NV                    NH       N/A
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM       348554       NY                    NC                    ND       AB808        OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK    SE-2056632      OR                    PA                    RI                    SC                    SD       22150
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN    RM02-1600       TX       C-51666      UT                    VT       6/23/00-18   VA                    WA       60018246
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV    BC-28309        WI       390-731-03   WY                    Puerto Rico         S-17221
--------------------- --------------------- --------------------- ------------------------------------------------------------------


19


                       SECURITIES AND EXCHANGE COMMISSION

                                  FORM N-17F-2

              Certificate of Accounting of Securities and Similar
                         Investments in the Custody of
                        Management Investment Companies

                   Pursuant to Rule 17f-2 (17 CFR 270.17f-2)

------------------------------------------------------------------------------------------------------------------------------------
MID-CAP EQUITY PORTFOLIO-INST
------------------------------------------------------------------------------------------------------------------------------------
AL                    AK                    AZ                    AR                    CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT                    DE                    DC                    FL                    GA                    HI
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID                    IL                    IN                    IA                    KS                    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME                    MD       SM19961190   MA                    MI                    MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS                    MO                    MT                    NE                    NV                    NH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM                    NY                    NC                    ND                    OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK                    OR                    PA                    RI                    SC                    SD
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN                    TX                    UT                    VT                    VA                    WA
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV                    WI                    WY                    Puerto Rico
--------------------- --------------------- --------------------- ------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
MONEY MARKET PORTFOLIO
------------------------------------------------------------------------------------------------------------------------------------
AL       704708       AK       02 03415     AZ                    AR    96-M0219-04     CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT       200986       DE       916          DC                    FL                    GA                    HI       N/A
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID       46669        IL                    IN                    IA                    KS    RS96S0001051    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME                    MD                    MA                    MI                    MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS                    MO       1996-00065   MT     39979          NE                    NV    N/A             NH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM                    NY     S-26-37-95     NC                    ND                    OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK                    OR                    PA                    RI    N/A             SC    MF7824          SD
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN                    TX                    UT                    VT                    VA                    WA
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV                    WI                    WY                    Puerto Rico
--------------------- --------------------- --------------------- ------------------------------------------------------------------


20


                       SECURITIES AND EXCHANGE COMMISSION

                                  FORM N-17F-2

              Certificate of Accounting of Securities and Similar
                         Investments in the Custody of
                        Management Investment Companies

                   Pursuant to Rule 17f-2 (17 CFR 270.17f-2)

------------------------------------------------------------------------------------------------------------------------------------
MONEY MARKET PORTFOLIO-CLASS A
------------------------------------------------------------------------------------------------------------------------------------
AL                    AK                    AZ       27445        AR                    CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT                    DE                    DC      60009933      FL                    GA                    HI
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID                    IL                    IN                    IA       I-47762      KS                    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME       1-16301      MD       SM19940114   MA       02026042     MI       926586       MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS    MF-00-06-237    MO                    MT                    NE       40,951       NV                    NH       N/A
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM       348548       NY                    NC                    ND       AB809        OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK    SE-2056639      OR                    PA                    RI                    SC                    SD       22167
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN    RM02-1600       TX       C-53079      UT                    VT       6/23/00-11   VA                    WA       60018219
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV    BC-28311        WI       390-726-03   WY                    Puerto Rico         S-23371
--------------------- --------------------- --------------------- ------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
MONEY MARKET PORTFOLIO-CLASS B
------------------------------------------------------------------------------------------------------------------------------------
AL                    AK                    AZ       27447        AR                    CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT                    DE                    DC       60009934     FL                    GA                    HI
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID                    IL                    IN                    IA       I-47763      KS                    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME       1-16302      MD       SM19982215   MA       02026043     MI       926587       MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS    MF-00-06-232    MO                    MT                    NE       40,952       NV                    NH       N/A
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM       348549       NY                    NC                    ND       AB810        OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK    SE-2056638      OR                    PA                    RI                    SC                    SD       22168
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN    RM02-1600       TX       C-57318      UT                    VT       6/23/00-05   VA                    WA       60021861
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV    MF-33261        WI       390-727-03   WY                    Puerto Rico         S-23371-1
--------------------- --------------------- --------------------- ------------------------------------------------------------------


21


                       SECURITIES AND EXCHANGE COMMISSION

                                  FORM N-17F-2

              Certificate of Accounting of Securities and Similar
                         Investments in the Custody of
                        Management Investment Companies

                   Pursuant to Rule 17f-2 (17 CFR 270.17f-2)

------------------------------------------------------------------------------------------------------------------------------------
MONEY MARKET PORTFOLIO-INST
------------------------------------------------------------------------------------------------------------------------------------
AL                    AK                    AZ                    AR                    CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT                    DE                    DC                    FL                    GA                    HI
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID                    IL                    IN                    IA                    KS                    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME                    MD       SM19930628   MA                    MI                    MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS                    MO                    MT                    NE                    NV                    NH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM                    NY                    NC                    ND                    OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK                    OR                    PA                    RI                    SC                    SD
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN                    TX                    UT                    VT                    VA                    WA
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV                    WI                    WY                    Puerto Rico
--------------------- --------------------- --------------------- ------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
MONEY MARKET PORTFOLIO-INST. II
------------------------------------------------------------------------------------------------------------------------------------
AL                    AK                    AZ                    AR                    CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT                    DE                    DC                    FL                    GA                    HI
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID                    IL                    IN                    IA                    KS                    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME                    MD       SM19950660   MA                    MI                    MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS                    MO                    MT                    NE                    NV                    NH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM                    NY                    NC                    ND                    OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK                    OR                    PA                    RI                    SC                    SD
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN                    TX                    UT                    VT                    VA                    WA
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV                    WI                    WY                    Puerto Rico
--------------------- --------------------- --------------------- ------------------------------------------------------------------


22


                       SECURITIES AND EXCHANGE COMMISSION

                                  FORM N-17F-2

              Certificate of Accounting of Securities and Similar
                         Investments in the Custody of
                        Management Investment Companies

                   Pursuant to Rule 17f-2 (17 CFR 270.17f-2)

------------------------------------------------------------------------------------------------------------------------------------
PENNSYLVANIA TAX-FREE MONEY MARKET PORTFOLIO
------------------------------------------------------------------------------------------------------------------------------------
AL                    AK                    AZ                    AR                    CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT                    DE                    DC                    FL                    GA                    HI
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID                    IL                    IN                    IA                    KS                    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME                    MD                    MA                    MI                    MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS                    MO                    MT       44049        NE                    NV                    NH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM                    NY                    NC                    ND                    OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK                    OR                    PA                    RI                    SC                    SD
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN                    TX                    UT                    VT                    VA                    WA
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV                    WI                    WY                    Puerto Rico
--------------------- --------------------- --------------------- ------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
PENNSYLVANIA TAX-FREE MONEY MARKET PORTFOLIO-CLASS A
------------------------------------------------------------------------------------------------------------------------------------
AL                    AK                    AZ                    AR                    CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT                    DE                    DC       60010005     FL                    GA                    HI
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID                    IL                    IN                    IA                    KS                    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME                    MD                    MA                    MI                    MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS                    MO                    MT                    NE       40,953       NV                    NH       N/A
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM                    NY                    NC                    ND                    OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK    SE-2050904      OR                    PA                    RI                    SC                    SD
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN                    TX                    UT                    VT                    VA                    WA
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV                    WI                    WY                    Puerto Rico
--------------------- --------------------- --------------------- ------------------------------------------------------------------


23


                       SECURITIES AND EXCHANGE COMMISSION

                                  FORM N-17F-2

              Certificate of Accounting of Securities and Similar
                         Investments in the Custody of
                        Management Investment Companies

                   Pursuant to Rule 17f-2 (17 CFR 270.17f-2)

------------------------------------------------------------------------------------------------------------------------------------
PENNSYLVANIA TAX-FREE PORTFOLIO
------------------------------------------------------------------------------------------------------------------------------------
AL       27998        AK       60031970     AZ                    AR     96-M0219-13    CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT       1008871      DE       30412        DC                    FL                    GA                    HI       N/A
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID       52614        IL                    IN                    IA                    KS    2000S0001673    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME                    MD                    MA                    MI                    MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS                    MO       1996-00065   MT                    NE                    NV    N/A             NH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM                    NY       S-27-57-67   NC                    ND                    OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK                    OR                    PA                    RI     N/A            SC    MF10114         SD
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN                    TX                    UT                    VT                    VA                    WA
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV                    WI                    WY                    Puerto Rico
--------------------- --------------------- --------------------- ------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
PENNSYLVANIA TAX-FREE PORTFOLIO-CLASS A
------------------------------------------------------------------------------------------------------------------------------------
AL                    AK                    AZ       15414        AR                    CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT                    DE                    DC       60009978     FL                    GA                    HI
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID                    IL                    IN                    IA       I-47775      KS                    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME       1-16323      MD       SM20001718   MA                    MI       926589       MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS    MF-00-06-228    MO                    MT                    NE       40,954       NV                    NH       N/A
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM       348556       NY                    NC                    ND       AB811        OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK    SE-2056629      OR                    PA                    RI                    SC                    SD       22156
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN    RM02-1600       TX       C-63124      UT                    VT       6/23/00-17   VA                    WA       60027065
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV                    WI       390-714-03   WY                    Puerto Rico         S-17215
--------------------- --------------------- --------------------- ------------------------------------------------------------------


24


                       SECURITIES AND EXCHANGE COMMISSION

                                  FORM N-17F-2

              Certificate of Accounting of Securities and Similar
                         Investments in the Custody of
                        Management Investment Companies

                   Pursuant to Rule 17f-2 (17 CFR 270.17f-2)

------------------------------------------------------------------------------------------------------------------------------------
PENNSYLVANIA TAX-FREE PORTFOLIO-CLASS B
------------------------------------------------------------------------------------------------------------------------------------
AL                    AK                    AZ       27449        AR                    CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT                    DE                    DC       60009979     FL                    GA                    HI
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID                    IL                    IN                    IA       I-47776      KS                    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME       1-16310      MD       SM19991949   MA       02026054     MI       926590       MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS    MF-00-06-225    MO                    MT                    NE       40,955       NV                    NH       N/A
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM       348557       NY                    NC                    ND       AB812        OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK    SE-2050524      OR                    PA                    RI                    SC                    SD       22157
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN    RM02-1600       TX       C-63125      UT                    VT       6/23/00-21   VA                    WA       60027063
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV    MF38875         WI       390-715-03   WY                    Puerto Rico         S-23377
--------------------- --------------------- --------------------- ------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
PENNSYLVANIA TAX-FREE PORTFOLIO-INST
------------------------------------------------------------------------------------------------------------------------------------
AL                    AK                    AZ                    AR                    CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT                    DE                    DC                    FL                    GA                    HI
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID                    IL                    IN                    IA                    KS                    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME                    MD       SM19961193   MA                    MI                    MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS                    MO                    MT                    NE                    NV                    NH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM                    NY                    NC                    ND                    OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK                    OR                    PA                    RI                    SC                    SD
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN                    TX                    UT                    VT                    VA                    WA
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV                    WI                    WY                    Puerto Rico
--------------------- --------------------- --------------------- ------------------------------------------------------------------


25


                       SECURITIES AND EXCHANGE COMMISSION

                                  FORM N-17F-2

              Certificate of Accounting of Securities and Similar
                         Investments in the Custody of
                        Management Investment Companies

                   Pursuant to Rule 17f-2 (17 CFR 270.17f-2)

------------------------------------------------------------------------------------------------------------------------------------
SHORT TERM BOND PORTFOLIO
------------------------------------------------------------------------------------------------------------------------------------
AL                    AK                    AZ                    AR                    CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT       201001       DE       244          DC                    FL                    GA                    HI       N/A
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID       49158        IL                    IN                    IA                    KS    1998S0001164    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME                    MD                    MA                    MI                    MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS                    MO       1996-00065   MT                    NE                    NV                    NH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM                    NY       S-28-33-47   NC                    ND                    OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK                    OR                    PA                    RI                    SC    MF11435         SD
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN                    TX                    UT                    VT                    VA                    WA
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV                    WI                    WY                    Puerto Rico
--------------------- --------------------- --------------------- ------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
SHORT TERM BOND PORTFOLIO-INST
------------------------------------------------------------------------------------------------------------------------------------
AL                    AK                    AZ                    AR                    CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT                    DE                    DC                    FL                    GA                    HI
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID                    IL                    IN                    IA                    KS                    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME                    MD       SM19980715   MA                    MI                    MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS                    MO                    MT                    NE                    NV                    NH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM                    NY                    NC                    ND                    OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK                    OR                    PA                    RI                    SC                    SD
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN                    TX                    UT                    VT                    VA                    WA
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV                    WI                    WY                    Puerto Rico
--------------------- --------------------- --------------------- ------------------------------------------------------------------


26


                       SECURITIES AND EXCHANGE COMMISSION

                                  FORM N-17F-2

              Certificate of Accounting of Securities and Similar
                         Investments in the Custody of
                        Management Investment Companies

                   Pursuant to Rule 17f-2 (17 CFR 270.17f-2)

------------------------------------------------------------------------------------------------------------------------------------
SHORT TERM TREASURY PORTFOLIO
------------------------------------------------------------------------------------------------------------------------------------
AL       28005        AK       60031965     AZ                    AR       96-M0219-06  CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT       200991       DE       4018         DC                    FL                    GA                    HI       N/A
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID       52615        IL                    IN                    IA                    KS    2000S0001674    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME                    MD                    MA                    MI                    MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS                    MO       1996-00065   MT                    NE                    NV    N/A             NH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM                    NY       S-27-43-24   NC                    ND                    OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK                    OR                    PA                    RI       N/A          SC    MF9684          SD
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN                    TX                    UT                    VT                    VA                    WA
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV                    WI                    WY                    Puerto Rico
--------------------- --------------------- --------------------- ------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
SHORT TERM TREASURY PORTFOLIO-CLASS A
------------------------------------------------------------------------------------------------------------------------------------
AL                    AK                    AZ       27450        AR                    CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT                    DE                    DC       60009962     FL                    GA                    HI
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID                    IL                    IN                    IA       I-47766      KS                    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME       1-16035      MD       SM19961817   MA       02026063     MI       926591       MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS       MF-00-06-231 MO                    MT       44050        NE       40,957       NV                    NH       N/A
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM       348552       NY                    NC                    ND       AB813        OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK       SE-2056642   OR                    PA                    RI                    SC                    SD       22160
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN       RM02-1600    TX       C-53097      UT                    VT       6/23/00-06   VA                    WA       60018249
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV       MF-22440     WI       390-728-03   WY                    Puerto Rico         S-23375
--------------------- --------------------- --------------------- ------------------------------------------------------------------


27


                       SECURITIES AND EXCHANGE COMMISSION

                                  FORM N-17F-2

              Certificate of Accounting of Securities and Similar
                         Investments in the Custody of
                        Management Investment Companies

                   Pursuant to Rule 17f-2 (17 CFR 270.17f-2)

------------------------------------------------------------------------------------------------------------------------------------
SHORT TERM TREASURY PORTFOLIO-INST
------------------------------------------------------------------------------------------------------------------------------------
AL                    AK                    AZ                    AR                    CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT                    DE                    DC                    FL                    GA                    HI
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID                    IL                    IN                    IA                    KS                    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME                    MD       SM19960176   MA                    MI                    MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS                    MO                    MT                    NE                    NV                    NH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM                    NY                    NC                    ND                    OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK                    OR                    PA                    RI                    SC                    SD
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN                    TX                    UT                    VT                    VA                    WA
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV                    WI                    WY                    Puerto Rico
--------------------- --------------------- --------------------- ------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
SMALL-CAP EQUITY PORTFOLIO
------------------------------------------------------------------------------------------------------------------------------------
AL       27717        AK       00 04287     AZ                    AR     96-M0219-05    CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT       200990       DE       915          DC                    FL                    GA                    HI       N/A
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID       2350         IL                    IN                    IA                    KS    2000S0001361    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME                    MD                    MA                    MI                    MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS                    MO       1996-00065   MT       43525        NE                    NV    N/A             NH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM                    NY       S-27-14-85   NC                    ND                    OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK                    OR                    PA                    RI     N/A            SC    MF9036          SD
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN                    TX                    UT                    VT                    VA                    WA
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV                    WI                    WY                    Puerto Rico
--------------------- --------------------- --------------------- ------------------------------------------------------------------


28


                       SECURITIES AND EXCHANGE COMMISSION

                                  FORM N-17F-2

              Certificate of Accounting of Securities and Similar
                         Investments in the Custody of
                        Management Investment Companies

                   Pursuant to Rule 17f-2 (17 CFR 270.17f-2)

------------------------------------------------------------------------------------------------------------------------------------
SMALL-CAP EQUITY PORTFOLIO-CLASS A
------------------------------------------------------------------------------------------------------------------------------------
AL                    AK                    AZ       14808        AR                    CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT                    DE                    DC       60009960     FL                    GA                    HI
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID                    IL                    IN                    IA       I-47196      KS                    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME       MF-2-13563   MD       SM19950657   MA       02026041     MI       923300       MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS    MF-00-04-161    MO                    MT                    NE       40,416       NV                    NH       N/A
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM       4228         NY                    NC                    ND       AB144        OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK    SE-2056643      OR                    PA                    RI                    SC                    SD       21639
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN    RM02-1600       TX       C-47838      UT                    VT       4/24/00-07   VA                    WA       60018244
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV    BC-28315        WI       388-293-03   WY                    Puerto Rico         S-23075
--------------------- --------------------- --------------------- ------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
SMALL-CAP EQUITY PORTFOLIO-CLASS B
------------------------------------------------------------------------------------------------------------------------------------
AL                    AK                    AZ       30027        AR                    CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT                    DE                    DC       60009961     FL                    GA                    HI
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID                    IL                    IN                    IA       I-50140      KS                    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME       209566       MD       SM20010483   MA       02026040     MI       921811       MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS       MF-01-02-110 MO                    MT                    NE       43,172       NV                    NH       N/A
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM       1214         NY                    NC                    ND       AE051        OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK       SE-2065194   OR                    PA                    RI                    SC                    SD       24459
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN       RM02-1600    TX       C-65672      UT                    VT       2/20/01-17   VA                    WA       60029379
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV       MF-41389     WI       406-301-03   WY                    Puerto Rico         S-24582
--------------------- --------------------- --------------------- ------------------------------------------------------------------


29


                       SECURITIES AND EXCHANGE COMMISSION

                                  FORM N-17F-2

              Certificate of Accounting of Securities and Similar
                         Investments in the Custody of
                        Management Investment Companies

                   Pursuant to Rule 17f-2 (17 CFR 270.17f-2)

------------------------------------------------------------------------------------------------------------------------------------
SMALL-CAP EQUITY PORTFOLIO-CLASS C
------------------------------------------------------------------------------------------------------------------------------------
AL                    AK                    AZ       34127        AR                    CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT                    DE                    DC                    FL                    GA                    HI
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID                    IL                    IN                    IA       I-53949      KS                    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME     301153         MD       SM20021785   MA       02028574     MI   938696           MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS    MF-02-09-213    MO                    MT       49048        NE       45,791       NV                    NH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM       353926       NY                    NC                    ND  5/14/2003AJ157    OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK    SE-2057506      OR                    PA                    RI                    SC                    SD       28217
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN    RM02-2569       TX       C-70042      UT                    VT      10/01/02-02   VA                    WA       60033311
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV                    WI                    WY                    Puerto Rico         S-24582-1
--------------------- --------------------- --------------------- ------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
SMALL-CAP EQUITY PORTFOLIO-INST
------------------------------------------------------------------------------------------------------------------------------------
AL                    AK                    AZ                    AR                    CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT                    DE                    DC                    FL                    GA                    HI
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID                    IL                    IN                    IA                    KS                    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME                    MD       SM19950664   MA                    MI                    MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS                    MO                    MT                    NE                    NV                    NH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM                    NY                    NC                    ND                    OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK                    OR                    PA                    RI                    SC                    SD
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN                    TX                    UT                    VT                    VA                    WA
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV                    WI                    WY                    Puerto Rico
--------------------- --------------------- --------------------- ------------------------------------------------------------------


30


                       SECURITIES AND EXCHANGE COMMISSION

                                  FORM N-17F-2

              Certificate of Accounting of Securities and Similar
                         Investments in the Custody of
                        Management Investment Companies

                   Pursuant to Rule 17f-2 (17 CFR 270.17f-2)

------------------------------------------------------------------------------------------------------------------------------------
TAX-FREE MONEY MARKET PORTFOLIO
------------------------------------------------------------------------------------------------------------------------------------
AL       704711       AK       02 03414     AZ                    AR    96-M0219-03     CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT       200985       DE       917          DC                    FL                    GA                    HI       N/A
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID       6670         IL                    IN                    IA                    KS       RS96S0001052 KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME                    MD                    MA                    MI                    MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS                    MO       1996-00065   MT                    NE                    NV       N/A          NH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM                    NY       S-26-37-99   NC                    ND                    OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK                    OR                    PA                    RI    N/A             SC       MF7823       SD
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN                    TX                    UT                    VT                    VA                    WA
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV                    WI                    WY                    Puerto Rico
--------------------- --------------------- --------------------- ------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
TAX-FREE MONEY MARKET PORTFOLIO-CLASS A
------------------------------------------------------------------------------------------------------------------------------------
AL                    AK                    AZ                    AR                    CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT                    DE                    DC       60009945     FL                    GA                    HI
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID                    IL                    IN                    IA                    KS                    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME                    MD       SM19940115   MA       02026065     MI                    MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS                    MO                    MT                    NE       40,958       NV                    NH       N/A
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM                    NY                    NC                    ND                    OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK       SE-2056637   OR                    PA                    RI                    SC                    SD
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN       RM02-1600    TX       C-53080      UT                    VT                    VA                    WA       60018218
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV       BC-28318     WI                    WY                    Puerto Rico
--------------------- --------------------- --------------------- ------------------------------------------------------------------


31


                       SECURITIES AND EXCHANGE COMMISSION

                                  FORM N-17F-2

              Certificate of Accounting of Securities and Similar
                         Investments in the Custody of
                        Management Investment Companies

                   Pursuant to Rule 17f-2 (17 CFR 270.17f-2)

------------------------------------------------------------------------------------------------------------------------------------
TAX-FREE MONEY MARKET PORTFOLIO-INST
------------------------------------------------------------------------------------------------------------------------------------
AL                    AK                    AZ                    AR                    CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT                    DE                    DC                    FL                    GA                    HI
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID                    IL                    IN                    IA                    KS                    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME                    MD       SM19930626   MA                    MI                    MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS                    MO                    MT                    NE                    NV                    NH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM                    NY                    NC                    ND                    OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK                    OR                    PA                    RI                    SC                    SD
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN                    TX                    UT                    VT                    VA                    WA
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV                    WI                    WY                    Puerto Rico
--------------------- --------------------- --------------------- ------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
TAX-FREE MONEY MARKET PORTFOLIO-INST II
------------------------------------------------------------------------------------------------------------------------------------
AL                    AK                    AZ                    AR                    CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT                    DE                    DC                    FL                    GA                    HI
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID                    IL                    IN                    IA                    KS                    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME                    MD       SM19950661   MA                    MI                    MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS                    MO                    MT                    NE                    NV                    NH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM                    NY                    NC                    ND                    OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK                    OR                    PA                    RI                    SC                    SD
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN                    TX                    UT                    VT                    VA                    WA
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV                    WI                    WY                    Puerto Rico
--------------------- --------------------- --------------------- ------------------------------------------------------------------


32


                       SECURITIES AND EXCHANGE COMMISSION

                                  FORM N-17F-2

              Certificate of Accounting of Securities and Similar
                         Investments in the Custody of
                        Management Investment Companies

                   Pursuant to Rule 17f-2 (17 CFR 270.17f-2)

------------------------------------------------------------------------------------------------------------------------------------
U.S. GOVERNMENT BOND PORTFOLIO
------------------------------------------------------------------------------------------------------------------------------------
AL       28008        AK       60031971     AZ                    AR     96-M0219-11    CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT       201003       DE       245          DC                    FL                    GA                    HI       N/A
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID       52616        IL                    IN                    IA                    KS    2000S0001675    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME                    MD                    MA                    MI                    MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS                    MO       1996-00065   MT       44051        NE                    NV    N/A             NH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM                    NY       S-28-33-50   NC                    ND                    OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK                    OR                    PA                    RI     N/A            SC    MF11434         SD
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN                    TX                    UT                    VT                    VA                    WA
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV                    WI                    WY                    Puerto Rico
--------------------- --------------------- --------------------- ------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
U.S. GOVERNMENT BOND PORTFOLIO-CLASS A
------------------------------------------------------------------------------------------------------------------------------------
AL                    AK                    AZ       19776        AR                    CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT                    DE                    DC       60009992     FL                    GA                    HI
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID                    IL                    IN                    IA       I-47761      KS                    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME       1-16313      MD       SM19980711   MA       02026056     MI       926592       MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS       MF-00-06-229 MO                    MT                    NE       40,959       NV                    NH       N/A
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM       348568       NY                    NC                    ND       AB814        OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK       SE-2056627   OR                    PA                    RI                    SC                    SD       22151
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN       RM02-1600    TX       C-55630      UT                    VT       6/23/00-23   VA                    WA       60020455
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV       MF-31562     WI       390-734-03   WY                    Puerto Rico         S-19250
--------------------- --------------------- --------------------- ------------------------------------------------------------------


33


                       SECURITIES AND EXCHANGE COMMISSION

                                  FORM N-17F-2

              Certificate of Accounting of Securities and Similar
                         Investments in the Custody of
                        Management Investment Companies

                   Pursuant to Rule 17f-2 (17 CFR 270.17f-2)

------------------------------------------------------------------------------------------------------------------------------------
U.S. GOVERNMENT BOND PORTFOLIO-INST
------------------------------------------------------------------------------------------------------------------------------------
AL                    AK                    AZ                    AR                    CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT                    DE                    DC                    FL                    GA                    HI
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID                    IL                    IN                    IA                    KS                    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME                    MD       SM19980712   MA                    MI                    MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS                    MO                    MT                    NE                    NV                    NH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM                    NY                    NC                    ND                    OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK                    OR                    PA                    RI                    SC                    SD
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN                    TX                    UT                    VT                    VA                    WA
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV                    WI                    WY                    Puerto Rico
--------------------- --------------------- --------------------- ------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
U.S GOVERNMENT MONEY MARKET PORTFOLIO
------------------------------------------------------------------------------------------------------------------------------------
AL       704712       AK       02 03413     AZ                    AR     96-M0219-02    CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT       200988       DE       918          DC                    FL                    GA                    HI       N/A
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID       46671        IL                    IN                    IA                    KS    RS96S0001053    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME                    MD                    MA                    MI                    MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS                    MO       1996-00065   MT                    NE                    NV    N/A             NH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM                    NY       S-26-38-01   NC                    ND                    OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK                    OR                    PA                    RI     N/A            SC    MF7827          SD
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN                    TX                    UT                    VT                    VA                    WA
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV                    WI                    WY                    Puerto Rico
--------------------- --------------------- --------------------- ------------------------------------------------------------------


34


                       SECURITIES AND EXCHANGE COMMISSION

                                  FORM N-17F-2

              Certificate of Accounting of Securities and Similar
                         Investments in the Custody of
                        Management Investment Companies

                   Pursuant to Rule 17f-2 (17 CFR 270.17f-2)

------------------------------------------------------------------------------------------------------------------------------------
U.S GOVERNMENT MONEY MARKET PORTFOLIO-CLASS A
------------------------------------------------------------------------------------------------------------------------------------
AL                    AK                    AZ                    AR                    CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT                    DE                    DC       60009946     FL                    GA                    HI
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID                    IL                    IN                    IA                    KS                    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME                    MD       SM19940110   MA       02026055     MI                    MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS                    MO                    MT                    NE       49,960       NV                    NH       N/A
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM                    NY                    NC                    ND                    OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK       SE-2056636   OR                    PA                    RI                    SC                    SD
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN       RM02-1600    TX       C-53081      UT                    VT                    VA                    WA       60018217
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV       BC-23820     WI                    WY                    Puerto Rico
--------------------- --------------------- --------------------- ------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
U.S GOVERNMENT MONEY MARKET PORTFOLIO-INST
------------------------------------------------------------------------------------------------------------------------------------
AL                    AK                    AZ                    AR                    CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT                    DE                    DC                    FL                    GA                    HI
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID                    IL                    IN                    IA                    KS                    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME                    MD       SM19930627   MA                    MI                    MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS                    MO                    MT                    NE                    NV                    NH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM                    NY                    NC                    ND                    OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK                    OR                    PA                    RI                    SC                    SD
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN                    TX                    UT                    VT                    VA                    WA
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV                    WI                    WY                    Puerto Rico
--------------------- --------------------- --------------------- ------------------------------------------------------------------


35


                       SECURITIES AND EXCHANGE COMMISSION

                                  FORM N-17F-2

              Certificate of Accounting of Securities and Similar
                         Investments in the Custody of
                        Management Investment Companies

                   Pursuant to Rule 17f-2 (17 CFR 270.17f-2)

------------------------------------------------------------------------------------------------------------------------------------
U.S GOVERNMENT MONEY MARKET PORTFOLIO-INST II
------------------------------------------------------------------------------------------------------------------------------------
AL                    AK                    AZ                    AR                    CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT                    DE                    DC                    FL                    GA                    HI
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID                    IL                    IN                    IA                    KS                    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME                    MD       SM19950663   MA                    MI                    MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS                    MO                    MT                    NE                    NV                    NH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM                    NY                    NC                    ND                    OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK                    OR                    PA                    RI                    SC                    SD
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN                    TX                    UT                    VT                    VA                    WA
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV                    WI                    WY                    Puerto Rico
--------------------- --------------------- --------------------- ------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
U.S. TREASURY MONEY MARKET PORTFOLIO
------------------------------------------------------------------------------------------------------------------------------------
AL       704714       AK       0203412      AZ                    AR     96-M0219-01    CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT       200987       DE       919          DC                    FL                    GA                    HI       N/A
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID       46672        IL                    IN                    IA                    KS    RS96S0001054    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME                    MD                    MA                    MI                    MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS                    MO       1996-00065   MT                    NE                    NV    N/A             NH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM                    NY       S-26-37-97   NC                    ND                    OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK                    OR                    PA                    RI     N/A            SC     MF7828         SD
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN                    TX                    UT                    VT                    VA                    WA
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV                    WI                    WY                    Puerto Rico
--------------------- --------------------- --------------------- ------------------------------------------------------------------


36


                       SECURITIES AND EXCHANGE COMMISSION

                                  FORM N-17F-2

              Certificate of Accounting of Securities and Similar
                         Investments in the Custody of
                        Management Investment Companies

                   Pursuant to Rule 17f-2 (17 CFR 270.17f-2)

------------------------------------------------------------------------------------------------------------------------------------
U.S. TREASURY MONEY MARKET PORTFOLIO-CLASS A
------------------------------------------------------------------------------------------------------------------------------------
AL                    AK                    AZ                    AR                    CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT                    DE                    DC       60009947     FL                    GA                    HI
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID                    IL                    IN                    IA                    KS                    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME                    MD       SM19940111   MA       02026064     MI                    MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS                    MO                    MT                    NE       40,961       NV                    NH       N/A
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM                    NY                    NC                    ND                    OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK       SE-2056635   OR                    PA                    RI                    SC                    SD
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN       RM02-1600    TX       C-53082      UT                    VT                    VA                    WA       60018216
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV       BC-28322     WI                    WY                    Puerto Rico
--------------------- --------------------- --------------------- ------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
U.S. TREASURY MONEY MARKET PORTFOLIO-INST
------------------------------------------------------------------------------------------------------------------------------------
AL                    AK                    AZ                    AR                    CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT                    DE                    DC                    FL                    GA                    HI
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID                    IL                    IN                    IA                    KS                    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME                    MD       SM19930630   MA                    MI                    MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS                    MO                    MT                    NE                    NV                    NH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM                    NY                    NC                    ND                    OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK                    OR                    PA                    RI                    SC                    SD
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN                    TX                    UT                    VT                    VA                    WA
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV                    WI                    WY                    Puerto Rico
--------------------- --------------------- --------------------- ------------------------------------------------------------------


37


                       SECURITIES AND EXCHANGE COMMISSION

                                  FORM N-17F-2

              Certificate of Accounting of Securities and Similar
                         Investments in the Custody of
                        Management Investment Companies

                   Pursuant to Rule 17f-2 (17 CFR 270.17f-2)

------------------------------------------------------------------------------------------------------------------------------------
U.S. TREASURY MONEY MARKET PORTFOLIO-INST II
------------------------------------------------------------------------------------------------------------------------------------
AL                    AK                    AZ                    AR                    CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT                    DE                    DC                    FL                    GA                    HI
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID                    IL                    IN                    IA                    KS                    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME                    MD       SM19950662   MA                    MI                    MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS                    MO                    MT                    NE                    NV                    NH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM                    NY                    NC                    ND                    OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK                    OR                    PA                    RI                    SC                    SD
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN                    TX                    UT                    VT                    VA                    WA
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV                    WI                    WY                    Puerto Rico
--------------------- --------------------- --------------------- ------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
VALUE EQUITY PORTFOLIO
------------------------------------------------------------------------------------------------------------------------------------
AL       28001        AK       60031975     AZ                    AR       96-M0219-07  CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT       201002       DE       246          DC                    FL                    GA                    HI       N/A
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID       52617        IL                    IN                    IA                    KS       1999S0001311 KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME                    MD                    MA                    MI                    MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS                    MO       1996-00065   MT       39980        NE                    NV       N/A          NH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM                    NY       S-28-33-49   NC                    ND                    OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK                    OR                    PA                    RI       N/A          SC       MF11433      SD
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN                    TX                    UT                    VT                    VA                    WA
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV                    WI                    WY                    Puerto Rico
--------------------- --------------------- --------------------- ------------------------------------------------------------------


38


                       SECURITIES AND EXCHANGE COMMISSION

                                  FORM N-17F-2

              Certificate of Accounting of Securities and Similar
                         Investments in the Custody of
                        Management Investment Companies

                   Pursuant to Rule 17f-2 (17 CFR 270.17f-2)

------------------------------------------------------------------------------------------------------------------------------------
VALUE EQUITY PORTFOLIO-CLASS A
------------------------------------------------------------------------------------------------------------------------------------
AL                    AK                    AZ       19778        AR                    CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT                    DE                    DC       60009993     FL                    GA                    HI
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID                    IL                    IN                    IA       I-47778      KS                    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME       1-16314      MD       SM19980710   MA       02026053     MI       926593       MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS    MF-00-06-224    MO                    MT                    NE       40,962       NV                    NH       N/A
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM       348560       NY                    NC                    ND       AB815        OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK    SE-2056646      OR                    PA                    RI                    SC                    SD       22153
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN    RM02-1600       TX       C-55632      UT                    VT       6/23/00-25   VA                    WA       60020457
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV    MF31560         WI       369-098-03   WY                    Puerto Rico         S-19249
--------------------- --------------------- --------------------- ------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
VALUE EQUITY PORTFOLIO-CLASS B
------------------------------------------------------------------------------------------------------------------------------------
AL                    AK                    AZ       21317        AR                    CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT                    DE                    DC      60009994      FL                    GA                    HI
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID                    IL                    IN                    IA       I-47777      KS                    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME       1-16315      MD       SM19982217   MA       02026052     MI       926594       MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS    MF-00-06-223    MO                    MT                    NE       40,963       NV                    NH       N/A
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM       348561       NY                    NC                    ND       AB816        OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK    SE-2056645      OR                    PA                    RI                    SC                    SD       22152
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN    RM02-1600       TX       C-57319      UT                    VT       6/23/00-24   VA                    WA       60021860
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV    MF-33260        WI       390-729-03   WY                    Puerto Rico         S-19249-2
--------------------- --------------------- --------------------- ------------------------------------------------------------------


39


                       SECURITIES AND EXCHANGE COMMISSION

                                  FORM N-17F-2

              Certificate of Accounting of Securities and Similar
                         Investments in the Custody of
                        Management Investment Companies

                   Pursuant to Rule 17f-2 (17 CFR 270.17f-2)

------------------------------------------------------------------------------------------------------------------------------------
VALUE EQUITY PORTFOLIO-INST
------------------------------------------------------------------------------------------------------------------------------------
AL                    AK                    AZ                    AR                    CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT                    DE                    DC                    FL                    GA                    HI
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID                    IL                    IN                    IA                    KS                    KY
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA                    ME                    MD       SM19980713   MA                    MI                    MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS                    MO                    MT                    NE                    NV                    NH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM                    NY                    NC                    ND                    OH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK                    OR                    PA                    RI                    SC                    SD
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN                    TX                    UT                    VT                    VA                    WA
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV                    WI                    WY                    Puerto Rico
--------------------- --------------------- --------------------- ------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
CLASS A & B PROSPECTUS
------------------------------------------------------------------------------------------------------------------------------------
AL                    AK                    AZ                    AR                    CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT                    DE                    DC                    FL                    GA                    HI
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID                    IL                    IN                    IA                    KS                    KY       M32908
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA       82718        ME                    MD                    MA                    MI                    MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS                    MO                    MT                    NE                    NV                    NH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ       MF-1500      NM                    NY                    NC                    ND                    OH       30848
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK                    OR       1996-414     PA                    RI                    SC                    SD
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN                    TX                    UT       005-5734-43  VT                    VA                    WA
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV                    WI                    WY                    Puerto Rico
--------------------- --------------------- --------------------- ------------------------------------------------------------------


40


                       SECURITIES AND EXCHANGE COMMISSION

                                  FORM N-17F-2

              Certificate of Accounting of Securities and Similar
                         Investments in the Custody of
                        Management Investment Companies

                   Pursuant to Rule 17f-2 (17 CFR 270.17f-2)

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INSTITUTIONAL CLASS PROSPECTUS
------------------------------------------------------------------------------------------------------------------------------------
AL                    AK                    AZ                    AR                    CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT                    DE                    DC                    FL                    GA                    HI
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID                    IL                    IN                    IA                    KS                    KY       M32455
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA       81905        ME                    MD                    MA                    MI                    MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS                    MO                    MT                    NE                    NV                    NH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM                    NY                    NC                    ND                    OH       34459
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK                    OR       1994-559     PA                    RI                    SC                    SD
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN                    TX                    UT       005-4082-45  VT                    VA                    WA
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV                    WI                    WY                    Puerto Rico
--------------------- --------------------- --------------------- ------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
INSTITUTIONAL II CLASS PROSPECTUS
------------------------------------------------------------------------------------------------------------------------------------
AL                    AK                    AZ                    AR                    CA                    CO
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
CT                    DE                    DC                    FL                    GA                    HI
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
ID                    IL                    IN                    IA                    KS                    KY       M32454
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
LA       83614        ME                    MD                    MA                    MI                    MN
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
MS                    MO                    MT                    NE                    NV                    NH
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
NJ                    NM                    NY                    NC                    ND                    OH       34460
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
OK                    OR       1996-319     PA                    RI                    SC                    SD
--------------------- --------------------- --------------------- --------------------- --------------------- ----------------------
TN                    TX                    UT       005-4083-45  VT                    VA                    WA
--------------------- --------------------- --------------------- ------------------------------------------------------------------
WV                    WI                    WY                    Puerto Rico
------------------------------------------------------------------------------------------------------------------------------------


41


------------------------------------------------------------------------------------------------------------------------------------
Other (specify):
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3. Exact name of investment company as specified in registration statement:  ARK
FUNDS/MA
------------------------------------------------------------------------------------------------------------------------------------
4. Name under which business is conducted, if different from above: N/A
------------------------------------------------------------------------------------------------------------------------------------
5. Address of principal place of business  (number,  street,  city,  state,  zip code): TWO PORTLAND SQUARE, PORTLAND, ME 04101
------------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS
This Form must be completed by investment companies that have custody of securities or similar investments.

INVESTMENT COMPANY
1. All items must be completed by the investment company.
2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.
Accountant
3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

Note: The estimated average burden hours are made solely for purposes of the Paperwork Reduction Act, and are not derived from a comprehensive or even a representative survey or study of the costs of SEC rules and forms. Direct any comments concerning the accuracy of the estimated average burden hours for compliance with SEC rules and forms to Kenneth A. Fogash, Deputy Executive Director, U.S. Securities and Exchange Commission, 450 Fifth St., N.W., Washington, D.C. 20549 and Gary Waxman, Clearance Officer, Office of Management and Budget, Room 3208 New Executive Office Building, Washington, D.C. 20503

                          INDEPENDENT AUDITORS' REPORT


The Board of Trustees
ARK Funds
and Securities and Exchange Commission:

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that U.S. Treasury Cash Management Portfolio, U.S. Government Cash Management Portfolio, Prime Cash Management Portfolio, Tax-Free Cash Management Portfolio, Money Market Portfolio, Tax-Free Money Market Portfolio, U.S.
Government Money Market Portfolio, U.S. Treasury Money Market Portfolio, Pennsylvania Tax-Free Money Market Portfolio, Short-Term Treasury Portfolio, Short-Term Bond Portfolio, Maryland Tax-Free Portfolio, Pennsylvania Tax-Free Portfolio, Intermediate Fixed Income Portfolio, U.S. Government Bond Portfolio, Income Portfolio, Balanced Portfolio, Equity Income Portfolio, Value Equity Portfolio, Equity Index Portfolio, Blue Chip Equity Portfolio, Capital Growth Portfolio, Mid-Cap Equity Portfolio, Small-Cap Equity Portfolio, Emerging Markets Equity Portfolio, International Equity Portfolio, Social Issues Intermediate Fixed Income Portfolio, Social Issues Blue Chip Equity Portfolio, Social Issues Capital Growth Portfolio, and Social Issues Small-Cap Equity
Portfolio, portfolios of ARK Funds (the "Portfolios"), complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 as of January 31, 2003. Management is responsible for the Portfolios' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Portfolios' compliance based on our examination.

Our examination was made in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Portfolios' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of January 31, 2003 and with respect to agreement of security purchases and sales, for the period from August 31, 2002 (date of our last examination) through January 31, 2003:


(1) Inspection of documentation of all securities located in the vault, if any, of Allfirst Trust, the Custodian, without prior notice to management;

(2)  Confirmation   of  securities  held  in  book  entry  form  by  independent depositories and examination of selected security position reconciliations;

(3) Inspection of documentation of other securities held in safekeeping by the Custodian but not included in (1) or (2) above and examination of selected security position reconciliations;

(4) Confirmation or inspection of documentation of all securities purchased but not received, hypothecated, pledged, placed in escrow, or out for transfer with brokers, pledges and/or transfer agents;

(5) Reconciliation of all such securities to the books and records of the Portfolios and the Custodian; and

(6)  Tests of selected security transactions since the date of our last report.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Portfolios' compliance with the specified requirements.

In our opinion, management's assertion that ARK Funds complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of January 31, 2003, with respect to securities reflected in the investment accounts of ARK Funds, is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Trustees of ARK Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

                                /s/ KPMG LLP


Boston, Massachusetts
March 7, 2003

March 7, 2003


RE: Management  Statement  Regarding  Compliance with Certain  Provisions of the
    Investment Company Act of 1940


Ladies and Gentlemen:

We, as members of management of U.S. Treasury Cash Management Portfolio, U.S. Government Cash Management Portfolio, Prime Cash Management Portfolio, Tax-Free Cash Management Portfolio, Money Market Portfolio, Tax-Free Money Market Portfolio, U.S. Government Money Market Portfolio, U.S. Treasury Money Market Portfolio, Pennsylvania Tax-Free Money Market Portfolio, Short-Term Treasury Portfolio, Short-Term Bond Portfolio, Maryland Tax-Free Portfolio, Pennsylvania Tax-Free Portfolio, Intermediate Fixed Income Portfolio, U.S. Government Bond Portfolio, Income Portfolio, Balanced Portfolio, Equity Income Portfolio, Value Equity Portfolio, Equity Index Portfolio, Blue Chip Equity Portfolio, Capital Growth Portfolio, Mid-Cap Equity Portfolio, Small-Cap Equity Portfolio, Emerging Markets Equity Portfolio, International Equity Portfolio, Social Issues Intermediate Fixed Income Portfolio, Social Issues Blue Chip Equity Portfolio, Social Issues Capital Growth Portfolio, and Social Issues Small-Cap Equity Portfolio, portfolios of ARK Funds (the "Portfolios"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Portfolios' compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of January 31, 2003 and for the period from August 31, 2002 (date of last examination) through January 31, 2003.

Based on this evaluation, we assert that the Portfolios were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of January 31, 2003 and for the period from August 31, 2002 to January 31, 2003 with respect to securities reflected in the investment accounts of U.S. Treasury Cash Management Portfolio, U.S. Government Cash Management Portfolio, Prime Cash Management Portfolio, Tax-Free Cash Management Portfolio, Money Market Portfolio, Tax-Free Money Market Portfolio, U.S.
Government Money Market Portfolio, U.S. Treasury Money Market Portfolio, Pennsylvania Tax-Free Money Market Portfolio, Short-Term Treasury Portfolio, Short-Term Bond Portfolio, Maryland Tax-Free Portfolio, Pennsylvania Tax-Free Portfolio, Intermediate Fixed Income Portfolio, U.S. Government Bond Portfolio, Income Portfolio, Balanced Portfolio, Equity Income Portfolio, Value Equity Portfolio, Equity Index Portfolio, Blue Chip Equity Portfolio, Capital Growth Portfolio, Mid-Cap Equity Portfolio, Small-Cap Equity Portfolio, Emerging Markets Equity Portfolio, International Equity Portfolio, Social Issues Intermediate Fixed Income Portfolio, Social Issues Blue Chip Equity Portfolio, Social Issues Capital Growth Portfolio, and Social Issues Small-Cap Equity Portfolio, portfolios of ARK Funds.


Sincerely,

/s/ Betty Lou Almeida

Betty Lou Almeida
Vice President
Allfirst Trust